Exhibit 2.1

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Second Amendment to Business Combination Agreement (this “Amendment”), dated as of July 13, 2026 (the “Amendment Date”), amends that certain Business Combination Agreement, dated as of October 13, 2025, as amended on December 22, 2025 (the “Agreement”), by and among Inflection Point Acquisition Corp. V (formerly known as Maywood Acquisition Corp.), a Cayman Islands exempted company (“SPAC”), GOWell Technology Limited, a Cayman Islands exempted company (the “Company”), GOWell Energy Technology, a Cayman Islands exempted company and IPCV Merger Sub Limited, a Cayman Islands exempted company. All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

WHEREAS, pursuant to Section 13.8 of the Agreement, SPAC and the Company (the “Parties”) may amend the Agreement by executing an amendment in writing; and

WHEREAS, the Parties desire to amend the Agreement as provided below.

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Amendment to the Agreement.

(a). Section 2.10(a)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

(i)	If PubCo achieves 2026 EBITDA (x) equal to or greater than 80% of the 2026 EBITDA Target but less than 90% of the EBITDA Target, a one-time issuance of 2,890,000 Earnout Shares, (y) equal to or greater than 90% of the 2026 EBITDA Target but less than 100% of the 2026 EBITDA Target, a one-time issuance of 3,330,000 Earnout Shares, or (z) equal to or greater than 100% of the 2026 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares;

(b). Section 11.3 of the Agreement is hereby amended and restated as follows:

“Fees and Expenses. Subject to Section 8.13(c), Section 8.14(g) and Section 12.1, unless otherwise expressly provided for in this Agreement, all fees, debt, costs and expenses, and Taxes incurred in connection with entering into this Agreement shall be paid by the Party incurring such fees, costs and expenses, and Taxes. For the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, (i) the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and (ii) SPAC shall pay, or cause to be paid, all unpaid SPAC Transaction Expenses and (b) if the Closing occurs, PubCo shall pay, or cause to be paid, any unpaid Company Transaction Expenses and SPAC Transaction Expenses. Notwithstanding anything to the contrary in this Agreement, if the Closing occurs, in no event shall the aggregate SPAC Transaction Expenses exceed $9,000,000, including, without limitation, any extension payment deposited into the Trust Account in connection with any Extension pursuant to the SPAC Charter (as amended) or the IPO Prospectus. For purposes of the foregoing cap, none of the following shall constitute a SPAC Transaction Expense: (i) the deferred underwriting commissions set forth in Section 4.22 of the SPAC Disclosure Schedules, (ii) the non-cash advisory fees of Cohen & Company Capital Markets, and (iii) any advisory fees incurred by SPAC payable to any financial or capital markets advisor providing the services set forth on Schedule 11.3, including the cash advisory fees payable to Cohen & Company Capital Markets (subject to an aggregate cap of $2,000,000, the amount of which shall be mutually determined by SPAC and the Company).”

(c). The Agreement is hereby amended to add a new Schedule 11.3 thereto, in the form set forth on Schedule 11.3 attached to this Amendment, which Schedule 11.3 is hereby incorporated into and made a part of the Agreement for all purposes.

2. Full Force and Effect. Except as expressly amended hereby, the Agreement remains unchanged and in full force and effect, and this Amendment shall be governed by the terms of the Agreement, as amended by this Amendment. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

3. Provisions Incorporated by Reference. The provisions of Article XIII of the Agreement are incorporated herein by reference and shall apply to this Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Date.

SPAC:

INFLECTION POINT ACQUISITION CORP. V

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chief Executive Officer

COMPANY:

GOWell Technology Limited

By:	/s/ Wenhua Liu
Name:	Wenhua Liu
Title:	Director

[Signature Page to Amendment to Business Combination Agreement]